Exhibit 99.1

Radian Announces Second Quarter 2021 Financial Results

-- GAAP net income of $155 million, or $0.80 per diluted share --

-- Adjusted diluted net operating income of $0.75 per diluted share --

-- Book value per share grows 11% year-over-year to $23.02 --

-- homegenius revenues grow 48% year-over-year to $33.5 million --

-- Company purchases 3.9 million shares or $90.1 million of Radian Group common stock during the three months ended June 30th; and an additional 2.8 million shares or $61.4 million purchased in July  --

PHILADELPHIA--(BUSINESS WIRE)--August 3, 2021--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended June 30, 2021, of $155.2 million, or $0.80 per diluted share. This compares with a net loss for the quarter ended June 30, 2020, of $30.0 million, or $0.15 per diluted share.

Key Financial Highlights (dollars in millions, except per-share amounts)

	Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss) (1)	$155.2	$125.6	($30.0)
Diluted net income (loss) per share	$0.80	$0.64	($0.15)
Consolidated pretax income (loss)	$195.5	$161.2	($42.2)
Adjusted pretax operating income (loss) (2)	$184.7	$167.3	($88.5)
Adjusted diluted net operating income (loss) per share (2)(3)	$0.75	$0.68	($0.36)
Return on equity (1)(4)	14.5%	11.8%	(3.1)%
Adjusted net operating return on equity (2)(3)	13.6%	12.4%	(7.1)%
New Insurance Written (NIW) - mortgage insurance	$21,662	$20,161	$25,459
Net premiums earned - mortgage insurance	$247.1	$264.7	$247.6
New defaults (5)	8,145	11,851	63,005
Provision for losses - mortgage insurance	$3.3	$45.9	$304.0
Book value per share (6)	$23.02	$22.14	$20.82
PMIERs Available Assets (7)	$5,042	$4,909	$4,229
PMIERs excess Available Assets (8)	$1,857	$1,451	$1,002
Total Holding Company Liquidity (9)	$1,191	$1,292	$1,404
Total investments	$6,682	$6,672	$6,431
Primary mortgage insurance in force	$237,302	$238,921	$241,306
Percentage of primary loans in default (10)	4.0%	4.9%	6.5%
Mortgage insurance loss reserves	$881	$883	$735
homegenius revenues	$33.5	$25.8	$22.5
(1)

Net income for the second quarter of 2021 includes a pretax net gain on investments and other financial instruments of $15.7 million, compared to a pretax net loss on investments and other financial instruments of $5.2 million in the first quarter of 2021 and a pretax net gain on investments and other financial instruments for the second quarter of 2020 of $47.3 million.

(2)

Adjusted results, including adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21 percent.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	Represents the number of new defaults reported during the period on loans related to primary mortgage insurance policies.
(6)	Book value per share includes accumulated other comprehensive income (loss) of $0.95 as of June 30, 2021, $0.61 as of March 31, 2021 and $1.11 as of June 30, 2020.
(7)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(8)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(9)	Represents Radian Group's total liquidity, including the $35 million minimum liquidity requirement and available capacity under its unsecured revolving credit facility.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended June 30, 2021, was $184.7 million, or $0.75 per diluted share. This compares with adjusted pretax operating loss for the quarter ended June 30, 2020, of $88.5 million, or $0.36 per diluted share.

Book value as of June 30, 2021, was $4.3 billion, an increase of 9 percent compared to $4.0 billion as of June 30, 2020. Book value per share at June 30, 2021, was $23.02, an increase of 11 percent compared to $20.82 at June 30, 2020.

“As a company that offers products and services across the mortgage and real estate spectrum, we are encouraged by the continued positive momentum in the housing market, as well as the favorable credit trends within our insured portfolio,” said Radian’s Chief Executive Officer Rick Thornberry. “Year-over-year we successfully increased book value per share by 11%, grew PMIERs excess Available Assets to $1.9 billion, increased monthly premium mortgage insurance in force by 8% and grew revenues in our homegenius segment by 48%. Based on Radian’s strong financial position and capital flexibility, we also increased our quarterly dividend by 12% and repurchased 3.9 million shares during the second quarter.”

Thornberry added, “Our team continues to demonstrate outstanding resilience and dedication as we work together to support our customers and help ensure Radian’s continued success.”

SECOND QUARTER HIGHLIGHTS

  NIW was $21.7 billion in the second quarter of 2021, compared to $20.2 billion in the first quarter of 2021 and $25.5 billion in the second quarter of 2020.
    Of the $21.7 billion in NIW in the second quarter of 2021, 93.1 percent was written with monthly and other recurring premiums, compared to 90.2 percent in the first quarter of 2021, and 84.7 percent in the second quarter of 2020.
    Refinances accounted for 22.9 percent of total NIW in the second quarter of 2021, compared to 40.9 percent in the first quarter of 2021, and 43.6 percent in the second quarter of 2020.
  Total primary mortgage insurance in force as of June 30, 2021, declined to $237.3 billion, a decrease of 0.7 percent compared to $238.9 billion as of March 31, 2021, and a decrease of 1.7 percent compared to $241.3 billion as of June 30, 2020. The year over year decrease included a 28.2 percent decline in single premium policy insurance in force, partially offset by a 8.1 percent increase in monthly premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 57.7 percent for the twelve months ended June 30, 2021, compared to 57.2 percent for the twelve months ended March 31, 2021 and 70.2 percent for the twelve months ended June 30, 2020.
    Annualized persistency for the three months ended June 30, 2021, was 66.3 percent, compared to 62.5 percent for the three months ended March 31, 2021, and 63.8 percent for the three months ended June 30, 2020.
  Net mortgage insurance premiums earned were $247.1 million for the quarter ended June 30, 2021, compared to $264.7 million for the quarter ended March 31, 2021, and $247.6 million for the quarter ended June 30, 2020.
    Mortgage insurance in force portfolio premium yield was 41.1 basis points in the second quarter of 2021, compared to 42.7 basis points in the first quarter of 2021 and 44.3 basis points in the second quarter of 2020.
    The impact of single premium policy cancellations before consideration of reinsurance represented 5.3 basis points of direct premium yield in the second quarter of 2021, 6.4 basis points in the first quarter of 2021, and 8.2 basis points in the second quarter of 2020.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 41.5 basis points in the second quarter of 2021, 43.7 basis points in the first quarter of 2021, and 41.0 basis points in the second quarter of 2020.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $3.3 million in the second quarter of 2021, compared to $45.9 million in the first quarter of 2021, and $304.0 million in the second quarter of 2020.
    The decrease in the second quarter of 2021 compared to the first quarter of 2021 was primarily related to a favorable development on prior period reserves, based on more favorable trends in cures than originally estimated. The decrease in second quarter of 2021 compared to the second quarter of 2020 was driven primarily by a significant decrease in primary new default notices related to the effects of the COVID-19 pandemic.
    The number of primary delinquent loans was 40,464 as of June 30, 2021, compared to 50,106 as of March 31, 2021 and 69,742 as of June 30, 2020.
    The loss ratio in the second quarter of 2021 was 1.3 percent, compared to 17.3 percent in the first quarter of 2021 and 122.8 percent in the second quarter of 2020.
    Total mortgage insurance claims paid were $4.2 million in the second quarter of 2021, compared to $10.5 million in the first quarter of 2021, and $22.8 million in the second quarter of 2020. Excluding the impact of commutations and settlements, claims paid were $4.2 million in the second quarter of 2021, compared to $6.5 million in the first quarter of 2021 and $22.8 million in the second quarter of 2020.
  Radian's homegenius segment offers a broad array of title, valuation, asset management, software-as-a-service and other real estate services to mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the second quarter of 2021 were $33.5 million, compared to $25.8 million for the first quarter of 2021, and $22.5 million for the second quarter of 2020.
    The increase in revenues for the homegenius segment in the second quarter of 2021 compared to the first quarter of 2021 was primarily driven by increases in services revenue attributable to all of our services business lines. The increase in revenues for the homegenius segment in the second quarter of 2021 compared to the second quarter of 2020 was primarily driven by increases in net title premiums earned and services revenue attributable to our title and valuation services businesses.

    homegenius Profitability Metrics
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment for the quarter ended June 30, 2021 was $9.2 million, compared to $10.5 million for the quarter ended March 31, 2021, and $3.9 million for the quarter ended June 30, 2020.
    Adjusted pretax operating loss before allocated corporate operating expenses for the homegenius segment for the quarter ended June 30, 2021 was $4.5 million, compared to $6.5 million for the quarter ended March 31, 2021, and $1.1 million for the quarter ended June 30, 2020. Additional details regarding the homegenius results and related non-GAAP measures may be found in Exhibits F and G.
    Adjusted gross profit, for the homegenius segment for the quarter ended June 30, 2021 was $11.7 million, compared to $8.5 million for the quarter ended March 31, 2021, and $9.4 million for the quarter ended June 30, 2020. Additional details regarding the homegenius results and related non-GAAP measures may be found in Exhibits F and G.
  Other operating expenses were $86.5 million in the second quarter of 2021, compared to $70.3 million in the first quarter of 2021, and $60.6 million in the second quarter of 2020.
    The increase in the second quarter of 2021 compared to the first quarter of 2021 was primarily related to an increase in incentive compensation expense and a $3.9 million increase in non-operating items. The increase in the second quarter of 2021 compared to the second quarter of 2020 was driven primarily by an increase in compensation expense and a decrease in ceding commissions.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of June 30, 2021, Radian Group maintained $923.0 million of available liquidity. Total liquidity, which includes the company’s $267.5 million unsecured revolving credit facility, was $1.2 billion as of June 30, 2021.
  During the quarter ended June 30, 2021, the company repurchased 3.9 million shares of Radian Group common stock at a total cost of $90.1 million, including commissions. As of June 30, 2021, purchase authority of up to $100.2 million remained available under this program. The current share repurchase authorization expires on August 31, 2021.
  In addition, in July the Company purchased an additional 2.8 million shares, or approximately $61.4 million of Radian Group common stock, including commissions. After the repurchases in July, purchase authority of up to approximately $38.9 million remained available under the existing program.
  On May 4, 2021, Radian Group’s Board of Directors authorized an increase to the Company's quarterly dividend on its common stock from $0.125 to $0.14 per share and paid the dividend on June 4, 2021.

Radian Guaranty

  At June 30, 2021, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.0 billion, resulting in excess available resources or a “cushion” of $1.9 billion, or 58 percent, over its Minimum Required Assets.
  As of June 30, 2021, 71 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.3 billion reduction of Minimum Required Assets under PMIERs.

RECENT EVENTS

Radian Guaranty Operating Statistics for July 2021

The information below includes total new primary defaults, which include defaults under forbearance programs in response to the COVID-19 pandemic, as well as cures, claims paid and rescissions/denials. The information regarding new defaults and cures is reported to Radian Guaranty from loan servicers. We consider a loan to be in default for financial statement and internal tracking purposes upon receipt of notification by servicers that a borrower has missed two monthly payments. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the loan servicer’s report is generated and transmitted to Radian Guaranty, the impact of updated information submitted by servicers and the timing of servicing transfers.

	July 2021	June 2021	May 2021	April 2021
Beginning primary default inventory (# of loans)	40,464	42,802	45,689	50,106
New defaults	2,749	2,680	2,714	2,751
Cures	(4,728)	(4,980)	(5,573)	(7,128)
Claims paid	(141)	(29)	(32)	(37)
Rescissions and Claim Denials, net (1)	3	(9)	4	(3)
Ending primary default inventory	38,347	40,464	42,802	45,689
(1)	Net of any previous Rescissions and Claim Denials that were reinstated during the period. Such reinstated Rescissions and Claim Denials may ultimately result in a paid claim.

CONFERENCE CALL

Radian will discuss second quarter 2021 financial results in a conference call tomorrow, Wednesday, August 4, 2021, at 11:00 a.m. Eastern daylight time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 800.447.0521 inside the U.S., or 847.413.3238 for international callers, using passcode 50201372 by referencing Radian.

A digital replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts using passcode 50201372.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related homegenius profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management, software-as-a service and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2021		2020
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4		Qtr 3	Qtr 2

Revenues:
Net premiums earned	$254,756	$271,872	$302,140	(1)	$286,471	$249,295
Services revenue	29,464	22,895	11,440	(1)	33,943	28,075
Net investment income	36,291	38,251	38,115		36,255	38,723
Net gains (losses) on investments and other financial instruments	15,661	(5,181)	17,376		17,652	47,276
Other income	822	976	790		913	1,072
Total revenues	336,994	328,813	369,861		375,234	364,441

Expenses:
Provision for losses	3,648	46,143	56,664		88,084	304,418
Policy acquisition costs	4,838	8,996	7,395		10,166	6,015
Cost of services	24,615	20,246	21,600		24,353	17,972
Other operating expenses	86,469	70,262	81,641		69,377	60,582
Interest expense	21,065	21,115	21,169		21,088	16,699
Amortization and impairment of other acquired intangible assets	863	862	2,225		961	979
Total expenses	141,498	167,624	190,694		214,029	406,665

Pretax income (loss)	195,496	161,189	179,167		161,205	(42,224)
Income tax provision (benefit)	40,290	35,581	31,154		26,102	(12,273)
Net income (loss)	$155,206	$125,608	$148,013		$135,103	$(29,951)

Diluted net income (loss) per share	$0.80	$0.64	$0.76		$0.70	$(0.15)
(1)

Includes the impact of a line item reclassification recorded in the fourth quarter to correct earlier periods in 2020, which increased net premiums earned and decreased services revenue by $7.8 million each. See Exhibit E for additional detail by period related to this out-of-period adjustment reflected in our All Other results.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	2021		2020
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income (loss) —basic and diluted	$155,206	$125,608	$148,013	$135,103	$(29,951)

Average common shares outstanding—basic	193,436	193,439	193,248	193,176	193,299
Dilutive effect of stock-based compensation arrangements (1)	1,202	1,764	1,415	980	—
Adjusted average common shares outstanding—diluted	194,638	195,203	194,663	194,156	193,299

Basic net income (loss) per share	$0.80	$0.65	$0.77	$0.70	$(0.15)

Diluted net income (loss) per share	$0.80	$0.64	$0.76	$0.70	$(0.15)
(1)

There were no dilutive shares for the three months ended June 30, 2020, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	—	—	324	710	2,295

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per-share amounts)	2021	2021	2020	2020	2020

Assets:
Investments	$6,681,659	$6,671,874	$6,788,442	$6,584,577	$6,431,350
Cash	134,939	102,776	87,915	82,020	68,387
Restricted cash	2,968	20,987	6,231	4,424	16,279
Accrued investment income	32,223	34,841	34,047	36,093	34,179
Accounts and notes receivable	153,128	134,075	121,294	145,164	110,722
Reinsurance recoverables	75,411	76,664	73,202	66,515	56,852
Deferred policy acquisition costs	17,873	15,652	18,305	17,926	21,774
Property and equipment, net	74,288	78,309	80,457	88,717	89,143
Goodwill and other acquired intangible assets, net	21,318	22,181	23,043	25,268	26,229
Other assets	815,261	763,502	715,085	726,641	714,394
Total assets	$8,009,068	$7,920,861	$7,948,021	$7,777,345	$7,569,309

Liabilities and stockholders’ equity:
Unearned premiums	$373,031	$406,689	$448,791	$501,787	$561,280
Reserve for losses and loss adjustment expense	885,498	887,355	848,413	825,792	738,885
Senior notes	1,407,545	1,406,603	1,405,674	1,404,759	1,403,857
FHLB advances	153,983	138,833	176,483	141,058	175,122
Reinsurance funds withheld	285,406	282,345	278,555	318,773	312,350
Net deferred tax liability	266,330	210,571	213,897	166,136	126,883
Other liabilities	303,442	353,173	291,855	296,661	264,927
Total liabilities	3,675,235	3,685,569	3,663,668	3,654,966	3,583,304

Common stock	207	210	210	210	210
Treasury stock	(920,225)	(910,347)	(910,115)	(909,745)	(909,738)
Additional paid-in capital	2,161,857	2,242,950	2,245,897	2,238,869	2,232,949
Retained earnings	2,913,138	2,785,744	2,684,636	2,561,076	2,450,423
Accumulated other comprehensive income	178,856	116,735	263,725	231,969	212,161
Total stockholders’ equity	4,333,833	4,235,292	4,284,353	4,122,379	3,986,005
Total liabilities and stockholders’ equity	$8,009,068	$7,920,861	$7,948,021	$7,777,345	$7,569,309

Shares outstanding	188,290	191,311	191,606	191,556	191,492

Book value per share	$23.02	$22.14	$22.36	$21.52	$20.82

Debt to capital ratio (1)	24.5%	24.9%	24.7%	25.4%	26.0%
Risk to capital ratio-Radian Guaranty only	11.4:1	11.9:1	12.7:1	13.2:1	13.3:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D

	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations (1)	$243,077	$256,905	$272,331	$259,889	$263,468
Single Premium Policy cancellations	31,592	38,510	53,526	65,667	50,023
Total direct - Mortgage (1)	274,669	295,415	325,857	325,556	313,491

Assumed - Mortgage: (2)	1,615	2,298	2,615	2,946	3,197

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(27,324)	(25,373)	(27,229)	(25,120)	(26,493)
Single Premium Policy cancellations (3)	(9,036)	(11,109)	(15,197)	(18,679)	(14,424)
Profit commission - other (4)	7,162	3,433	770	(1,347)	(28,175)
Total ceded premiums - Mortgage (5)	(29,198)	(33,049)	(41,656)	(45,146)	(69,092)
Net premiums earned - Mortgage (1)	247,086	264,664	286,816	283,356	247,596
Net premiums earned - homegenius (6)	7,670	7,208	7,572	7,099	4,734
Net premiums earned - All Other (6)	—	—	7,752	(3,984)	(3,035)
Net premiums earned (1)	$254,756	$271,872	$302,140	$286,471	$249,295
(1)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for all periods.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended June 30, 2021
(In thousands)	Mortgage	homegenius	All Other	Inter-segment	Total
Net premiums written	$231,027	$7,670	$—	$—	$238,697
(Increase) decrease in unearned premiums	16,059	—	—	—	16,059
Net premiums earned	247,086	7,670	—	—	254,756
Services revenue	3,732	25,750	44	(62)	29,464
Net investment income	32,842	31	3,418	—	36,291
Other income	641	—	181	—	822
Total	284,301	33,451	3,643	(62)	321,333

Provision for losses	3,334	335	—	(21)	3,648
Policy acquisition costs	4,838	—	—	—	4,838
Cost of services	3,161	21,433	19	2	24,615
Other operating expenses before allocated corporate operating expenses (1)	27,441	16,160	1,169	(43)	44,727
Interest expense	21,065	—	—	—	21,065
Total	59,839	37,928	1,188	(62)	98,893
Adjusted pretax operating income (loss) before allocated corporate operating expenses	224,462	(4,477)	2,455	—	222,440
Allocation of corporate operating expenses	33,000	4,721	—	—	37,721
Adjusted pretax operating income (loss)	$191,462	$(9,198)	$2,455	$—	$184,719

	Three Months Ended June 30, 2020
(In thousands)	Mortgage	homegenius	All Other	Inter-segment	Total
Net premiums written	$229,458	$4,734	$(3,035)	$—	$231,157
(Increase) decrease in unearned premiums	18,138	—	—	—	18,138
Net premiums earned	247,596	4,734	(3,035)	—	249,295
Services revenue	3,918	17,688	6,579	(110)	28,075
Net investment income	34,708	126	3,889	—	38,723
Other income (1)	721	—	104	—	825
Total	286,943	22,548	7,537	(110)	316,918

Provision for losses	304,021	426	—	(29)	304,418
Policy acquisition costs	6,015	—	—	—	6,015
Cost of services	2,133	12,681	3,177	(19)	17,972
Other operating expenses before allocated corporate operating expenses (1)	18,537	10,527	3,129	(62)	32,131
Interest expense	16,699	—	—	—	16,699
Total	347,405	23,634	6,306	(110)	377,235
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(60,462)	(1,086)	1,231	—	(60,317)
Allocation of corporate operating expenses	25,359	2,823	—	—	28,182
Adjusted pretax operating income (loss)	$(85,821)	$(3,909)	$1,231	$—	$(88,499)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 4)

	Mortgage
	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written (2) (3)	$231,027	$246,874	$261,244	$259,278	$229,458
(Increase) decrease in unearned premiums	16,059	17,790	25,572	24,078	18,138
Net premiums earned	247,086	264,664	286,816	283,356	247,596
Services revenue	3,732	4,351	3,717	3,914	3,918
Net investment income	32,842	34,013	34,235	32,054	34,708
Other income	641	769	735	689	721
Total	284,301	303,797	325,503	320,013	286,943

Provision for losses	3,334	45,869	56,312	87,753	304,021
Policy acquisition costs	4,838	8,996	7,395	10,166	6,015
Cost of services	3,161	3,192	3,245	2,908	2,133
Other operating expenses before allocated corporate operating expenses (1)	27,441	22,454	21,974	21,635	18,537
Interest expense (5) (6)	21,065	21,115	21,169	21,088	16,699
Total (7)	59,839	101,626	110,095	143,550	347,405
Adjusted pretax operating income (loss) before allocated corporate operating expenses	224,462	202,171	215,408	176,463	(60,462)
Allocation of corporate operating expenses	33,000	27,884	31,102	29,127	25,359
Adjusted pretax operating income (loss)	$191,462	$174,287	$184,306	$147,336	$(85,821)

	homegenius (6)
	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums earned (7)	$7,670	$7,208	$7,572	$7,099	$4,734
Services revenue (6) (7)	25,750	18,550	15,958	22,627	17,688
Net investment income	31	37	43	67	126
Total	33,451	25,795	23,573	29,793	22,548

Provision for losses	335	296	392	370	426
Cost of services	21,433	17,028	15,706	18,085	12,681
Other operating expenses before allocated corporate operating expenses (1)	16,160	14,928	15,238	13,136	10,527
Total	37,928	32,252	31,336	31,591	23,634
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(4,477)	(6,457)	(7,763)	(1,798)	(1,086)
Allocation of corporate operating expenses	4,721	3,996	3,369	3,248	2,823
Adjusted pretax operating income (loss)	$(9,198)	$(10,453)	$(11,132)	$(5,046)	$(3,909)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 4)

	All Other (6) (9)
	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums earned (8)	$—	$—	$7,752	$(3,984)	$(3,035)
Services revenue (7) (8)	44	53	(7,963)	8,267	6,579
Net investment income	3,418	4,201	3,837	4,134	3,889
Other income	181	207	55	224	104
Total	3,643	4,461	3,681	8,641	7,537

Cost of services	19	28	2,835	4,127	3,177
Other operating expenses (1)	1,169	951	3,033	1,824	3,129
Total	1,188	979	5,868	5,951	6,306
Adjusted pretax operating income (loss)	$2,455	$3,482	$(2,187)	$2,690	$1,231
(1)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(2)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(3)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(6)

The wind-down of our traditional appraisal business announced in the fourth quarter of 2020 caused the composition of our reportable segments to change, including all activity related to that business and certain other adjustments to services revenue now being reflected in All Other activities. In addition, there were certain other immaterial reclassifications to net investment income and interest expense. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(7)	Inter-segment information:
	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Inter-segment revenue included in:
Mortgage	$—	$—	$—	$—	$—
homegenius	62	59	86	98	91
All Other	—	—	186	767	19
Total inter-segment revenue	$62	$59	$272	$865	$110

Inter-segment expense included in:
Mortgage	$62	$59	$86	$98	$91
homegenius	—	—	186	767	19
All Other	—	—	—	—	—
Total inter-segment expense	$62	$59	$272	$865	$110

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 4)

Notes continued from prior page.

(8)

In the fourth quarter of 2020, we reclassified certain revenue previously reflected in the homegenius segment results as services revenue to net premiums earned. As a result, for all periods presented in 2020, on the homegenius segment, net premiums earned has been increased and services revenue has been decreased, with offsetting adjustments reflected in All Other activities.

(9)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods presented, the income and expenses related to our traditional appraisal services; and (iv) certain other immaterial revenue and expense items.

Selected Mortgage Key Ratios

	2021		2020
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Loss ratio (1)	1.3%	17.3%	19.6%	31.0%	122.8%
Expense ratio (1)	26.4%	22.4%	21.1%	21.5%	20.2%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business: and (iii) acquistion-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity and homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income (Loss)

	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Consolidated pretax income (loss)	$195,496	$161,189	$179,167	$161,205	$(42,224)
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	15,661	(5,181)	17,376	17,652	47,276
Amortization and impairment of other acquired intangible assets	(863)	(862)	(2,225)	(961)	(979)
Impairment of other long-lived assets and other non-operating items (1)	(4,021)	(84)	(6,971)	(466)	(22)
Total adjusted pretax operating income (loss) (2)	$184,719	$167,316	$170,987	$144,980	$(88,499)
(1)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss):
Mortgage segment	$191,462	$174,287	$184,306	$147,336	$(85,821)
homegenius segment	(9,198)	(10,453)	(11,132)	(5,046)	(3,909)
All Other activities	2,455	3,482	(2,187)	2,690	1,231
Total adjusted pretax operating income (loss)	$184,719	$167,316	$170,987	$144,980	$(88,499)

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income (Loss) Per Share

	2021		2020
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Diluted net income (loss) per share	$0.80	$0.64	$0.76	$0.70	$(0.15)

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.08	(0.03)	0.09	0.09	0.24
Amortization and impairment of other acquired intangible assets	—	—	(0.01)	—	(0.01)
Impairment of other long-lived assets and other non-operating items	(0.02)	—	(0.04)	—	—
Income tax (provision) benefit on reconciling income (expense) items (1)	(0.01)	0.01	(0.01)	(0.02)	(0.05)
Difference between statutory and effective tax rate	—	(0.02)	0.04	0.04	0.03
Per-share impact of reconciling income (expense) items	0.05	(0.04)	0.07	0.11	0.21
Adjusted diluted net operating income (loss) per share (1)	$0.75	$0.68	$0.69	$0.59	$(0.36)
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2021		2020
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Return on equity (1)	14.5%	11.8%	14.1%	13.3%	(3.1)%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.5	(0.5)	1.7	1.7	4.8
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(0.4)	—	(0.7)	—	—
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.2)	0.1	(0.2)	(0.3)	(1.0)
Difference between statutory and effective tax rate	0.1	(0.1)	0.6	0.7	0.3
Impact of reconciling income (expense) items	0.9	(0.6)	1.2	2.0	4.0
Adjusted net operating return on equity	13.6%	12.4%	12.9%	11.3%	(7.1)%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2021		2020
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
homegenius adjusted pretax operating income (loss)	$(9,198)	$(10,453)	$(11,132)	$(5,046)	$(3,909)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(4,721)	(3,996)	(3,369)	(3,248)	(2,823)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(4,477)	(6,457)	(7,763)	(1,798)	(1,086)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(16,160)	(14,928)	(15,238)	(13,136)	(10,527)
homegenius adjusted gross profit	$11,683	$8,471	$7,475	$11,338	$9,441

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses","homegenius adjusted gross profit," “homegenius adjusted pretax operating margin before allocated corporate operating expenses” and “homegenius adjusted pretax operating margin" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2021		2020
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

New insurance written ("NIW")	$21,662	$20,161	$29,781	$33,320	$25,459

Percentage of NIW
Borrower-paid	99.1%	99.2%	99.2%	98.5%	97.8%

Percentage by premium type
Direct monthly and other recurring premiums	93.1%	90.2%	91.4%	90.0%	84.7%
Borrower-paid (1) (2)	6.6	9.4	8.3	9.0	13.6
Lender-paid (1)	0.3	0.4	0.3	1.0	1.7
Direct single premiums (1)	6.9	9.8	8.6	10.0	15.3
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW for purchases	77.1%	59.1%	64.6%	70.5%	56.4%
NIW for refinances	22.9%	40.9%	35.4%	29.5%	43.6%

Percentage of NIW by FICO score (3)
>=740	61.4%	64.3%	64.7%	66.2%	67.3%
680-739	33.1	31.5	31.5	30.7	30.1
620-679	5.5	4.2	3.8	3.1	2.6
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage by LTV
95.01% and above	10.9%	8.0%	8.9%	9.7%	8.3%
90.01% to 95.00%	40.4	31.6	34.7	39.6	36.4
85.01% to 90.00%	27.6	31.3	29.8	28.3	29.8
85.00% and below	21.1	29.1	26.6	22.4	25.5
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Percentages exclude the impact of reinsurance.
(2)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(3)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2021	2021	2020	2020	2020
Primary insurance in force (1)
Prime	$233,543	$234,980	$242,044	$241,166	$236,835
Alt-A and A minus and below	3,759	3,941	4,100	4,301	4,471
Primary	$237,302	$238,921	$246,144	$245,467	$241,306

Primary risk in force (1) (2)
Prime	$57,155	$57,579	$59,689	$59,972	$59,253
Alt-A and A minus and below	885	929	967	1,017	1,058
Primary	$58,040	$58,508	$60,656	$60,989	$60,311

Percentage of primary risk in force
Direct monthly and other recurring premiums	81.2%	80.0%	79.1%	76.8%	73.8%
Direct single premiums	18.8%	20.0%	20.9%	23.2%	26.2%

Percentage of primary risk in force by FICO score (3)
>=740	57.5%	57.2%	57.5%	57.6%	57.4%
680-739	34.8	34.9	34.6	34.3	34.3
620-679	7.2	7.3	7.3	7.5	7.7
<=619	0.5	0.6	0.6	0.6	0.6
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.5%	14.4%	14.4%	14.3%	14.2%
90.01% to 95.00%	48.5	48.6	49.3	50.1	50.4
85.01% to 90.00%	28.1	28.2	28.0	27.9	28.1
85.00% and below	8.9	8.8	8.3	7.7	7.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	5.7%	6.1%	6.2%	6.6%	7.2%
2009 - 2015	8.7	9.9	11.3	13.3	16.0
2016	6.0	6.8	7.6	8.9	10.6
2017	6.8	8.0	9.1	10.7	13.0
2018	7.3	8.7	9.8	11.7	14.0
2019	13.6	15.6	17.8	20.6	23.3
2020	35.4	37.2	38.2	28.2	15.9
2021	16.5	7.7	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$2,345	$2,910	$3,250	$3,747	$4,263

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	June 30,		March 31,		December 31,		September 30,		June 30,
	2021		2021		2020		2020		2020
Persistency Rate (12 months ended)	57.7%	(4)	57.2%	(4)	61.2%	(4)	65.6%	(4)	70.2%
Persistency Rate (quarterly, annualized) (5)	66.3%		62.5%		60.4%	(4)	60.0%	(4)	63.8%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2021		2020
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid: (1)
Total primary claims paid	$4,870	$6,611	$8,353	$11,331	$22,144
Total pool and other	(649)	(138)	70	(230)	639
Subtotal	4,221	6,473	8,423	11,101	22,783
Impact of commutations and settlements (2)	—	4,000	32,170	(267)	—
Total net claims paid	$4,221	$10,473	$40,593	$10,834	$22,783

Total average net primary claims paid (1) (3)	$46.8	$43.8	$46.9	$46.4	$47.9

Average direct primary claims paid (3) (4)	$48.4	$45.5	$48.5	$47.8	$49.0
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the first quarter of 2021 and the fourth quarter of 2020, primarily includes payments made to settle certain previously disclosed legal proceedings.

(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except per default amounts)	2021	2021	2020	2020	2020

Reserve for losses by category (1)
Mortgage reserves
Prime	$750,699	$751,100	$711,245	$655,754	$573,463
Alt-A and A minus and below	90,065	90,455	88,269	88,879	86,646
IBNR and other	5,464	6,626	9,966	43,153	43,342
LAE	21,180	21,212	20,172	18,745	16,807
Total primary reserves	867,408	869,393	829,652	806,531	720,258
Total pool reserves	13,085	13,175	14,163	14,779	14,398
Total 1st lien reserves	880,493	882,568	843,815	821,310	734,656
Other	270	270	292	398	335
Total Mortgage reserves	880,763	882,838	844,107	821,708	734,991
homegenius reserves	4,735	4,517	4,306	4,084	3,894
Total reserves	$885,498	$887,355	$848,413	$825,792	$738,885

Primary reserve per primary default excluding IBNR and other	$21,304	$17,219	$14,759	$12,168	$9,706
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Default Statistics
Primary Insurance:
Prime
Number of insured loans	976,344	996,082	1,031,736	1,043,450	1,040,964
Number of loans in default	36,826	45,929	51,032	58,057	64,648
Percentage of loans in default	3.77%	4.61%	4.95%	5.56%	6.21%

Alt-A and A minus and below
Number of insured loans	24,205	25,282	26,208	27,310	28,357
Number of loans in default	3,638	4,177	4,505	4,680	5,094
Percentage of loans in default	15.03%	16.52%	17.19%	17.14%	17.96%

Total Primary
Number of insured loans	1,000,549	1,021,364	1,057,944	1,070,760	1,069,321
Number of loans in default	40,464	50,106	55,537	62,737	69,742
Percentage of loans in default	4.04%	4.91%	5.25%	5.86%	6.52%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2021		2020
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$(7,032)	$(2,852)	$(1,117)	$2,119	$35,821
% of premiums written	(2.8)%	(1.1)%	(0.4)%	0.8%	13.0%
Ceded premiums earned	$13,491	$20,788	$29,510	$36,742	$60,652
% of premiums earned	4.8%	6.8%	8.6%	11.2%	19.2%
Ceding commissions written	$(2,362)	$(2,949)	$(3,847)	$(4,984)	$(5,304)
Ceding commissions earned (2)	$7,920	$10,407	$13,197	$17,038	$13,453
Profit commission	$17,935	$16,350	$18,406	$20,425	$(10,649)
Ceded losses	$(1,007)	$3,661	$7,106	$10,189	$39,635

Excess-of-Loss Program
Ceded premiums written	$18,524	$11,482	$15,240	$7,499	$7,525
% of premiums written	7.4%	4.4%	5.2%	2.8%	2.7%
Ceded premiums earned	$15,601	$12,154	$12,037	$8,290	$8,321
% of premiums earned	5.5%	4.0%	3.7%	2.5%	2.6%

Ceded RIF (3)
Single Premium QSR Program	$5,728,142	$6,147,808	$6,646,812	$7,358,932	$8,173,756
Excess-of-Loss Program	1,952,900	1,525,100	1,560,600	1,170,200	1,170,200
QSR Program	268,337	317,827	381,787	454,585	532,743
Total Ceded RIF	$7,949,379	$7,990,735	$8,589,199	$8,983,717	$9,876,699

PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$907,112	$673,957	$912,734	$783,842	$970,294
Single Premium QSR Program	355,115	388,536	423,712	469,625	517,028
QSR Program	16,545	19,378	22,712	26,213	30,837
Total PMIERs impact	$1,278,772	$1,081,871	$1,359,158	$1,279,680	$1,518,159
(1)	Net of profit commission.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2021		2020
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Ceding commissions	$(6,501)	$(7,689)	$(10,436)	$(12,337)	$(10,406)

(3)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has caused significant economic disruption, high unemployment, periods of volatility and disruption in financial markets, and required adjustments in the housing finance system and real estate markets. The COVID-19 pandemic has adversely impacted our businesses, and we expect that the COVID-19 pandemic could further impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors—The COVID-19 pandemic has adversely impacted us, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope, severity and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto, such as the application of the recent and temporary amendment that applies a reduced capital charge nationwide for certain COVID-19-related nonperforming loans, and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in response to the COVID-19 pandemic, changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, changes in the GSEs’ interpretation and application of the PMIERs, or changes impacting loans purchased by the GSEs;
  the effects of the Enterprise Regulatory Capital Framework which was finalized by the FHFA in December 2020 and which, among other things, increases the capital requirements for the GSEs and reduces the credit they receive for risk transfer, which could impact their operations and pricing as well as the size of the insurable mortgage insurance market, and which may form the basis for future versions of the PMIERs;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and licenses or are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks including those that could impact our capital and liquidity positions;
  uncertainty from the upcoming discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could be impacted by the burdens placed on many servicers due to the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including as a result of the increased use of loan level pricing delivery methodologies that are less transparent than historical pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including potential changes in tax law under the Biden Administration;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to forbearance, a repayment plan or a loan modification trial period granted in response to a financial hardship related to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, and whether we will have broad customer acceptance of these products and services;
  effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third party risks, including due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com